EXHIBIT 10.1



               THIS AGREEMENT made the ___ day of July, 1998.

B E T W E E N:


               ARTHUR WONG, of Atherton, in the State of California,

               (hereinafter referred to as "Arthur Wong")

                                                              OF THE FIRST PART;

                                     - and -

               JAW TECHNOLOGIES INC. a corporation incorporated pursuant to the laws of the State of Nevada,

               (hereinafter referred to as the "Corporation")

                                                             OF THE SECOND PART.


               AND WHEREAS the Corporation wishes to retain the services of Arthur Wong to provide Services to the Corporation, as and when requested by the Directors of the Corporation;

               NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and conditions hereinafter contained, the parties agree as follows:

                       ARTICLE 1.00 - APPOINTMENT AND TERM

1.1 Appointment. The Corporation hereby retains Arthur Wong to act as a director of the Corporation effective July 21,1998. The Corporation will make press releases and other appropriate announcements upon this appointment. This appointment are subject to approval by the shareholders of the Corporation. Arthur Wong agrees to perform the duties and exercise such powers consistent with his position and such additional powers as may from time to time be assigned or vested in his by the by-laws of the Corporation or by the resolutions of the Board of Directors of the Corporation. In particular, Arthur Wong shall, without limiting the foregoing:

        (a) provide advice with respect to the targeting and structuring of acquisitions of other businesses by the Corporation;

        (b) assist in the development of the profile of the Corporation with the general public and with the financial community; and

        (c) introduce the Corporation and its executive officers to contacts of Arthur Wong who would be of assistance to the Corporation in obtaining funds for proposed acquisitions as well as the day to day financing requirements of the Corporation;

all such duties being hereinafter referred to as the "Services". Arthur Wong agrees that he shall perform the Services faithfully and to the best of his abilities. While the role of external director is not a full-time position, Arthur Wong agrees to devote such time and attention as is reasonably necessary for the fulfilment of the Services and is consistent with standards for external directors.

1.2 Term. Arthur Wong is retained hereunder for a term commencing on the date hereof and continuing for eighteen (18) months (the "Term") unless earlier terminated in accordance with the terms hereof.

                           ARTICLE 2.00 - COMPENSATION

2.1 Initial Compensation. As initial compensation for the Services performed pursuant to this Agreement, the Corporation shall pay to Arthur Wong a fee of stock or cash equal to $60,000.00 within twelve (12) months of execution of this agreement. Arthur Wong shall also be compensated as a director of the Corporation in the same manner as other members of the Board of Directors in performing their roles as directors of the Corporation. Arthur Wong shall also be entitled to be reimbursed for his reasonable expenses incurred while performing the Services on behalf of the Corporation including entertainment, meals, travel and accommodation expenses, outside of Calgary.

                           ARTICLE 3.00 - TERMINATION

3.1 Termination by Corporation. This Agreement may only be terminated by the Corporation for cause prior to the expiration of the Term if Arthur Wong is in default in the performance of the Services and such default continues for a period of thirty (30) days after notice thereof or upon the death or disability of Arthur Wong. Disability shall occur if Arthur Wong is unable to attend to his duties due to medical reasons for a continuous period of 30 days during the Term.

3.2 Termination by Arthur Wong. This Agreement may only be terminated by Arthur Wong, by resignation, prior to the expiration of the Term if the Corporation is in default in the performance of any of its covenants, obligations or agreements herein contained and such default shall continue for a period of thirty (30) days following notice thereof.

3.3 Termination by Mutual Agreement. It is acknowledged that this Agreement may be terminated at any time upon the mutual agreement of the parties hereto.

                           ARTICLE 4.00 - STOCK OPTION

4.1 The Corporation hereby grants to Arthur Wong options to purchase a total of 200,000 shares of the Corporation at a strike price of $0.48 per share until August 1, 2000. Option A is for 50,000 shares and vests immediately upon execution of this agreement. Option B is for 150,000 shares and vests one year after the execution of this agreement.

                       ARTICLE 5.00 - CONFIDENTIALITY AND NON-DISCLOSURE

5.1 In this Article, the following words have the following meanings:

(a) "Business Secrets" means confidential or sensitive business information, including without limitation, data, business strategies, plans, contracts, financial records and budgets, marketing techniques, pricing policies, costing information, and information relating to or pertaining to targeted acquisitions of the Corporation;

(b) "Contractors" of the Corporation means customers, suppliers, partners, co-venturers and other contractors of the Corporation and also includes potential customers of the Corporation in respect of whom access to Business Secrets has been obtained for the purpose of evaluating proposed projects or for submitting of tenders, bids or proposals.

(c) "Corporation", in this Article 5.00 only, shall mean the Corporation and any and all affiliated or related corporations.

(c) "Documentation" means all materials constituting or containing Technology or Business Secrets, including electronic storage media.

(d) "Technology" means all computer program, protocols, product technical specifications including installation, performance and maintenance specifications, patents, designs, drawings, manuals and generally all knowledge, know-how, expertise and information of a technical nature, whether or not protected under patent, design, copyright or other intellectual property laws, and includes any and all future changes, modifications, additions, improvements and enhancements thereof.

5.2 Arthur Wong will not divulge Technology or Business Secrets belonging to the Corporation or Contractors of the Corporation to any persons whatsoever, other than to:

        (a)    employees of Corporation;

        (b) persons to whom Arthur Wong is authorized and directed to release such Technology or Business Secrets, and only then to the extent of such authorization.

5.3     Arthur Wong shall always:

        (a) exercise reasonable care and diligence to protect the confidentiality and integrity of Technology or Business Secrets belonging to the Corporation or its Contractors; and

        (b) strictly adhere to all policies, procedures and directions of the Corporation relating to the protection and custody of Technology and Business Secrets of the Corporation or its Contractors.

5.4 All Technology and Business Secrets belonging to the Corporation will be assumed by Arthur Wong to be confidential.

5.5 Arthur Wong will only use Technology and Business Secrets belonging to the Corporation in performance of his duties hereunder and for no other use whatsoever.

5.6 The obligation of confidentiality in this Article shall apply unless Arthur Wong can establish that he reasonably believed that such Technology or Business Secrets were generally known in the industry.

5.7 Upon any termination of this agreement for any reason, Arthur Wong shall forthwith return to the Corporation all Documentation relating to the Technology and Business Secrets of either the Corporation or its Contractors, and if any such information is electronically copied and stored by Arthur Wong, upon request he shall destroy such electronically stored copies.

5.8 The obligations of Arthur Wong set out in this Article shall continue in full force and effect after termination of this agreement regardless of the reason or cause of such termination.

5.9 Arthur Wong agrees that he will not, during the term hereof and for a period of two years following termination of this agreement, be a party to or abet any solicitation of customers, clients or Contractors of the Corporation, to transfer business from the Corporation to any other person, or seek in any way to persuade or entice any employee, officer or director of the Corporation to leave their office or employment or to be a party to or abet such action.

                        ARTICLE 6.00 - GENERAL PROVISIONS

6.1 Notices. All notices, requests, demands or other communications required or desired to be given or made by one party to another shall be given in writing by personal delivery or prepaid registered mail or by facsimile transmission or other means of instantaneous transmission in regular commercial usage at such time, verified by a transmission report, as follows:

               to the Corporation:  JAWS Technologies Inc.
                                    Suite 380, 603 - 7 Avenue SW
                                    Calgary, Alberta
                                    T2P 2T5



               to Arthur Wong of Atherton, California


or at such other address as may be given by any of them to the others. Any notice or other communication so given or made shall be conclusively deemed to have been given and received when delivered personally, if delivered personally, provided that if it is delivered on a day which is not a Business Day then the notice or communication shall be deemed to have been given and received on the next business day following such date, or on the fifth (5th) business day following the date of mailing, if mailed by prepaid registered mail, except in the event of disruption of mail services in which event any notice shall be delivered personally.

6.2 Time of the Essence. Time is of the essence of this Agreement and every part of this Agreement and no extension or variation of this Agreement shall operate as a waiver of this provision.

6.3 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, and the laws of Canada applicable therein, and the parties hereto attorn to the non-exclusive jurisdiction of the courts of such Province.

6.4 Entire Agreement: This Agreement and the terms hereof constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings not incorporated herein and made a part hereof and this Agreement shall not be amended or altered or qualified except by memorandum in writing signed by both of the parties.

6.5 Severability. If any of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement unless the deletion of such provision or provisions would result in such a material change as to cause the completion of the transactions contemplated in this Agreement to be unreasonable.

6.6 Further Assurances. The parties covenant and agree to execute such further and other documents and undertake such other actions as may be reasonably required to give effect to the terms and intent of the transactions contemplated in this Agreement.

6.7 Enurement. The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the heirs, executors, administrators or other legal representatives of Arthur Wong and the successors and assigns of the Corporation. With respect to Arthur Wong, this Agreement, being personal, may not be assigned.

6.8 Time Periods. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded.

6.9 Extended Meanings. In this Agreement, where the context requires, the singular number includes the plural and vice versa, the masculine gender includes the feminine and neuter genders and vice versa and the word person is not limited to an individual but includes any entity recognized by law.

6.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the party or parties to be bound thereby.

6.11 Headings. All headings are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

6.12 Recitals. Each of the parties acknowledges that the recitals of this Agreement, so far as they relate to such party, are true and correct in substance and in fact.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                      JAWS TECHNOLOGIES INC.


                                      Per:  /s/Robert Kubbernus
                                            ------------------------------------
                                            Robert Kubbernus


                                            /s/Cameron Chell
                                            ------------------------------------
                                            Cameron Chell



                                           /s/Arthur Wong
- ----------------------------             ----------------------------------
WITNESS                                     Arthur Wong